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                                                                  EXHIBIT 99(j)

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

KEELEY Small Cap Value Fund, Inc.


We consent to the inclusion in Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A of KEELEY Small Cap Value Fund, Inc. of our report dated October 16, 1998 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1998 which is also included in the Registration Statement. We also consent to the reference to our Firm under the caption "INDEPENDENT ACCOUNTANTS" in the Statement of Additional Information and under the caption "FINANCIAL HIGHLIGHTS" in the Prospectus.

                                               /S/ PRICEWATERHOUSECOOPERS LLP

                                               Milwaukee, WI
                                               November 25, 1998